Exhibit 5.1

January 6, 2017

Board of Directors

First Commonwealth Financial

    Corporation

601 Philadelphia Street

Indiana, Pennsylvania 15701

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of First Commonwealth Financial Corporation, a Pennsylvania corporation (the “Company”), and my opinion has been requested as to certain matters in connection a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on November 18, 2016 (File No. 333-214703) as amended or supplemented through the date hereof (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 8,443,187 shares of common stock, par value $1.00, of the Company (the “Shares”) to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of October 2, 2016 (the “Merger Agreement”), by and between the Company and DCB Financial Corp (“DCB”) and pursuant to which DCB will merge with and into the Company. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, I have reviewed, examined and relied upon the accuracy of, among other things, copies, certified or otherwise identified to my satisfaction, of the following documents:

1.	the Merger Agreement,

2.	the Registration Statement, and

3.	such other documents, certificates, and corporate records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Shares will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Commission and if and when the Shares have been issued upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

Board of Directors

First Commonwealth Financial Corporation

January 6, 2017

The foregoing opinion is limited to the Federal laws of the United States and the law of the Commonwealth of Pennsylvania. I express no opinion as to the effect of the law of any other jurisdiction.

I hereby consent to being referenced by name under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Matthew C. Tomb Matthew C. Tomb, Esq. Executive Vice President and General Counsel